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[MISSION RESOURCES LOGO]
                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

                                                                    NEWS RELEASE

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Contact:      Ann Kaesermann
              Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
              (713) 495-3100

             Mission Resources Provides First Quarter 2003 Guidance, Estimates Year-End 2002 Reserves and Updates Current Hedge Positions

HOUSTON - December 19, 2002-- Mission Resources Corporation (NASDAQ: MSSN) today announced certain operational and financial guidance for the first quarter of 2003, including estimates of 2002 year-end proved reserves and its 2004 hedging positions.

"Our initial 2003 business plan contemplates working within the constraints of our balance sheet leverage and discretionary cash flow," said chairman, president and chief executive officer, Robert L. Cavnar. "We continue to pursue our first priority, which is to de-lever the balance sheet, and try to put Mission on a more solid financial footing. At the same time, we are reorienting our geographic focus towards the onshore Gulf Coast. Our goal is to increase reserves and production through development of lower cost, higher return natural gas prospects."

Outlook for First Quarter 2003

     Guidance on performance for the first quarter of 2003 is as follows:

         Estimated Daily Production                             Daily Average
         Crude Oil (Barrels)                                    5,500 - 5,800
         Natural Gas (MMCF)                                     22 - 24
              Total (MMCFE)                                     55 - 60

         Operating expenses                                     Per MCFE                        Per BOE
         Lease operating expense                                $1.50 - $1.60                   $9.00 - $9.60
         Taxes other than income                                $0.30 - $0.35                   $1.80 - $2.10
         Depreciation, depletion and amortization               $1.55 - $1.65                   $9.30 - $9.90
         General and administrative                             $0.35 - $0.40                   $2.10 - $2.40
         Interest expense                                       $6.5 - $6.8 million
         Federal income tax rate                                35 percent, all deferred


Capital Expenditures Budget for First Quarter of 2003

The Company plans to spend approximately $6 million on capital projects during the first quarter of 2003. Included in this plan are two wells on the Gulf Coast as well as ongoing development drilling in the Permian region of West Texas. Management anticipates that the majority of the 2003 capital budget will be spent in the first half of the year.

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Reserve Update

Mission's proved reserves were approximately 404 BCFE or 67 million BOE at December 31, 2001. After giving effect to property divestitures of approximately 87 BCFE or 14 million BOE, production for the year and net revisions based on the preliminary evaluation of reserves by Netherland, Sewell & Associates, Mission anticipates that year-end 2002 proved reserves will be between 210 - 230 BCFE or 35 - 38 million BOE. Final year-end reserve figures will not be available until well into the first quarter after Netherland, Sewell has completed its work and incorporated year-end commodity prices.

New 2004 Hedging Positions

Mission has entered into hedging transactions for calendar year 2004 gas production. Mission hedged 5,000 MMBTU / per day for the full year 2004 using costless collars which provide an average floor price of $3.79 and an average ceiling price of $4.40 on NYMEX equivalent prices. The Company continues to evaluate its hedging strategy and will implement additional hedges as opportunities present themselves.

About Mission Resources

Mission Resources Corporation is a Houston-based independent exploration and production company that acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our highly leveraged capital structure, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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